As filed with the Securities and Exchange Commission on October 28, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under The Securities Act of 1933

BROCADE COMMUNICATIONS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0409517 (I.R.S. Employer Identification Number)

1745 Technology Drive
San Jose, California 95110
(408) 487-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1999 EMPLOYEE STOCK PURCHASE PLAN
1999 STOCK PLAN

(Full title of the plans)

Antonio Canova
Vice President, Finance and Chief Financial Officer
BROCADE COMMUNICATIONS SYSTEMS, INC.
1745 Technology Drive
San Jose, California 95110
(Telephone number, including area code, of agent for service)
(408) 487-8000

Copy to:

Katharine A. Martin
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

	Amount	Proposed Maximum	Proposed Maximum
Title of Securities to	to be	Offering Price	Aggregate Offering	Amount of
be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee

Common Stock to be issued under the

1999 Stock Plan (3)	11,732,576	$7.14	$83,770,592.64	$7,706.89

Common Stock to be issued under the 1999 Employee Stock Purchase Plan (3)	5,866,288	$6.069	$35,602,501.87	$3,275.43

TOTAL:	17,598,864		$119,373,094.51	$10,982.32

(1)	Amount of securities to be registered computed in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as the maximum number of the Registrant’s Common Stock issuable under the 1999 Employee Stock Purchase Plan and the 1999 Stock Plan. This Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the 1999 Stock Plan and the 1999 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933 solely for the purpose of calculating the amount of registration fee based on the average of the high and low prices per share of the Common Stock as reported on the Nasdaq National Market on October 21, 2002.

(3)	Includes Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.

BROCADE COMMUNICATIONS SYSTEMS, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information Incorporated by Reference.

         There are hereby incorporated by reference in this Registration Statement the following documents:

         1.     The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated March 19, 1999, and any further amendment or report filed hereafter for the purpose of updating such description;

         2.     The description of the Registrant’s Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A dated February 11, 2002, and any further amendment or report filed hereafter for the purpose of updating such description;

         3.     The Registrant’s Annual Report on Form 10-K for fiscal year ended October 27, 2001;

         4.     The Registrant’s Current Report on Form 8-K dated February 8, 2002;

         5.     The Registrant’s Quarterly Report on Form 10-Q for fiscal quarter ended January 26, 2002;

         6.     The Registrant’s Current Report on Form 8-K, as amended, dated June 18, 2002;

         7.     The Registrant’s Quarterly Report on Form 10-Q for fiscal quarter ended April 27, 2002; and

         8.     The Registrant’s Quarterly Report on Form 10-Q for fiscal quarter ended July 27, 2002.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Larry W. Sonsini, a director of the Registrant, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, which has given an opinion as to the validity of the securities being registered by this Registration Statement.

Item 6. Indemnification of Directors and Officers.

         Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

         The Registrant’s Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Restated Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

         The Registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

         The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

         Not Applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1*	1999 Stock Plan

4.2*	1999 Employee Stock Purchase Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 7)

*	Incorporated by reference to the Registration Statement on Form S-8 (Commission File No. 333-95653) filed January 28, 2000.

Item 9. Undertakings.

A)	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act, such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of San Jose, State of California, on October 28, 2002.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Antonio Canova

Antonio Canova Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory L. Reyes and Antonio Canova, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8 and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on October 28, 2002 by the following persons in the capacities indicated.

Signature	Title

/s/ Gregory L. Reyes Gregory L. Reyes	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Antonio Canova Antonio Canova	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Neal Dempsey Neal Dempsey	Director

/s/ Seth Neiman Seth Neiman	Director

/s/ Christopher B. Paisley Christopher B. Paisley	Director

/s/ Larry W. Sonsini Larry W. Sonsini	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1*	1999 Stock Plan

4.2*	1999 Employee Stock Purchase Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 7)

*	Incorporated by reference to the Registration Statement on Form S-8 (Commission File No. 333-95653) filed January 28, 2000.